EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.

EXHIBIT B:
  Attachment to item 77Q1(a):
  Exhibits
------------------------------------------------------------------

EXHIBIT A:
THE GABELLI EQUITY TRUST INC. (the "Fund")
EXHIBIT TO ITEM 77C

	An Annual Meeting of Shareholders of the Fund was held on May 10, 2004. The following proposals were submitted for a vote of the shareholders:

1.	To elect three Directors of the Fund, with holders of the
Fund's Common Stock and holders of its Series B 6.00%
Cumulative Preferred Stock and Series C Auction Rate
Cumulative Preferred Stock ("Preferred Stock"), voting together as a single class.


(1)Mario J. Gabelli
FOR
136,717,747.2456
WITHHOLDING AUTHORITY
2,217,139.3318
PERCENT REPRESENTED AT THE MEETING VOTING IN FAVOR
(COMMON AND PREFERRED SHAREHOLDERS VOTING AS A SINGLE CLASS)
98.40%


(2)Thomas E. Bratter
FOR
136,548,475.4292
WITHHOLDING AUTHORITY
2,386,411.1482
PERCENT REPRESENTED AT THE MEETING VOTING IN FAVOR
(COMMON AND PREFERRED SHAREHOLDERS VOTING AS A SINGLE CLASS)
98.28%


(3)Arthur V. Ferrara
FOR
136,373,588.4089
WITHHOLDING AUTHORITY
2,561,298.1685
PERCENT REPRESENTED AT THE MEETING VOTING IN FAVOR
(COMMON AND PREFERRED SHAREHOLDERS VOTING AS A SINGLE CLASS)
98.16%

The remaining Directors in office are: Anthony J. Colavita,
James P. Conn, Frank J. Fahrenkopf, Jr., Karl Otto Pohl, Anthony
R. Pustorino and Salvatore J. Zizza.


2.	To approve an amendment to the Equity Trust's Articles of
Incorporation ("Articles") to authorize the Board of Directors from time to time to amend the Articles to increase or decrease the number of authorized shares of stock of any class or series without further action by the Shareholders.

FOR
76,178,481
AGAINST
5,239,139
ABSTAIN
1,901,204
NO VOTE
55,615,831
PERCENT REPRESENTED AT THE MEETING VOTING IN FAVOR
51.89%



EXHIBIT B:
THE GABELLI EQUITY TRUST INC.
EXHIBIT TO ITEM 77Q1

                 ARTICLES OF AMENDMENT
            TO THE ARTICLES OF INCORPORATION

The Gabelli Equity Trust Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland
(hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

                 FIRST:   The Articles of Incorporation of
the Corporation, as amended from time to time, are hereby amended by adding the following paragraph to Article FIFTH, to read as follows:

                 (7)  The Board of Directors,
with the approval of a majority of the entire
Board of Directors, and without any action by the shareholders of the Corporation, may amend these Articles from time to time to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class or series that the Corporation has authority to issue.

                 SECOND:  The foregoing amendment to the
Corporation's Articles of Incorporation was duly advised by the Corporation's Board of Directors and approved by stockholders.

 IN WITNESS WHEREOF, The Gabelli Equity Trust Inc. has caused these presents to be signed in its name and on its behalf by a duly authorized officer, and witnessed by its Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation, and state that to the best of their knowledge, information and belief under penalty of perjury, the matters and facts set forth herein with respect to approval are true in all material respects, all on May 12, 2004.


THE GABELLI EQUITY TRUST INC.
By  /s/Bruce N. Alpert
Name:  Bruce N. Alpert
Title: President

Witness:
    /s/James E. McKee
Name:  James E. McKee
Title: Secretary